CONSULTING AGREEMENT

This Consulting Agreement(the “Agreement”) is made as of this ___day of _________ 2011 by and between Bristol Capital, LLC, a Delaware limited liability company with offices at 6353 W. Sunset Blvd., Suite 4006, Hollywood, CA 90028 (the “Consultant”) and Genesis Biopharma, Inc., a Nevada corporation with offices at 11500 Olympic Blvd, Suite 400 Los Angeles, Ca 90064 (the “Company”).

WHEREAS, Consultant has substantial expertise that be useful to the Company, which the Company desires to obtain; and

WHEREAS, the Company desires Consultant to provide certain consulting services to the Company and Consultant is agreeable to performing such services for the Company.

NOW, THEREFORE, inconsideration of the mutual covenants hereinafter stated, the parties hereto agree as follows:

1.           APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2.            TERM.

The term of this Agreement shall commence on the date of this Agreement as set forth above and shall terminate on the sixth (6th) month anniversary of the date of this Agreement, unless terminated or extended in accordance with a valid provision contained herein or by a subsequent agreement between the parties.

3.            SERVICES.

During the term of this Agreement, Consultant shall assist the Company in general corporate activities including but not limited to strategic and financial planning; management and business operations; financial projections and investor presentation materials; and any other consulting or advisory services which the Company reasonably requests that Consultant provide to the Company.

4.            DUTIES OF THE COMPANY.

The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all filings with all federal and state securities agencies; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services. Notwithstanding the foregoing, the Company shall not provide Consultant with any information which is considered to be material non-public information.

5.            COMPENSATION.

Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:

(a)       The Company shall immediately, but in no event later than three (3) business days following the date of this Agreement, issue to Consultant a warrant to purchase 1,500,000 shares of common stock of the Company (the “Warrant”). The Warrant will be available for exercise for a period of five years and have an exercise price of $1.50 per share.

(b)        The underlying common-stock of the Warrant shall be included the Company’s existing shelf registration.

6.            BENEFICIAL OWNERSHIP OF SHARES.

Consultant’s beneficial ownership of common stock of the Company shall not exceed 4.99% of the outstanding Shares the Company’s common stock. For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder. Consultant may waive the limitations set forth herein to increase its beneficial ownership to 9.9% with sixty-one (61) days written notice to the Company.

7.            COSTS AND EXPENSES.

Subject to the prior approval of the Company, which approval shall not be reasonably withheld, Consultant in providing the foregoing services shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges. Consultant shall provide the Company with detailed accounting of monthly expenses related to the Agreement. Payment for these expenses shall be made to Consultant within 15 days after submission to the Company.

8.           INDEMNIFICATION.

(a)       The Company agrees to indemnify, defend, and shall not hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys’ fees to the extent that such action us based upon a claim that: (i) is true, (ii) would constitute a breach of any of the Company’s representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of the Company, or any of the Company’s content to be provided by the Company and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b)       Consultant agrees to indemnify, defend and shall hold harmless the Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, or liability, including reasonable attorneys’ fee, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)       Notice. In claiming indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

9.            INDEPENDENT CONTRACTOR STATUS.

It is understood and agreed that Consultant will for all purposes hereof be deemed to be an independent contractor and will not, unless otherwise expressly authorized by the Company, have any authority to act for or represent the Company in any way, execute any transaction on behalf of the Company or otherwise de deemed an agent of the Company. No federal, state or local withholding deductions will be withheld from any amounts owed by the Company to Consultant hereunder unless otherwise required by law.

10.            CONFIDENTIALITY.

The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Consultant, unless expressly agreed to by the Consultant or unless and until such disclosure is required by law or applicable regulation, and the only to the extent of such requirement.

11.           MISCELLANEOUS.

(a)         Termination. Subsequent to and no less than 30 days after the execution of this Agreement, this Agreement may be terminated by either Party upon written notice to the other Party for any reason. The termination shall be effective within five (5) business days from the date of such notice. Termination of this Agreement shall cause Consultant to cease providing services under this Agreement; however, termination for any reason whatsoever shall not decrease or eliminate the compensatory obligations of the Company as outlined in Section 5 of this Agreement.

(b)        Modification. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both Parties.

(c)        Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such party set forth above or to such other address or facsimile telephone number as the party shall have furnished in writing to the other party.

(d)        Notice. In claiming indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

(e)        Assignment. The Shares granted under this Agreement are assignable at the sole discretion of the Consultant.

(f)         Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(g)        Disagreements. Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles, California. The interpretation and the enforcement of this Agreement shall be governed by the laws of this State of California as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing party (as determined by the arbiter(s)) shall be entitled to recover that party’s reasonable attorney’s fees incurred (as determined by the arbiter(s)).

Each party may sign identical counterparts of this Agreement with the same effect as if both parties signed the same document. A copy of this Agreement signed by one party and delivered by facsimile or electronic transmission to the other party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such party.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

GENESIS BIOPHARMA, INC.	BRISTOL CAPITAL, LLC

Name:	Name: Paul Kessler
Title:	Title: Manager